SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            COMFORT SYSTEMS USA, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                            COMFORT SYSTEMS USA, INC.
                        777 POST OAK BOULEVARD, SUITE 500
                              HOUSTON, TEXAS 77056

                                 April 27, 1999

To Our Stockholders:

         You are cordially invited to attend the annual meeting of the stockholders of Comfort Systems USA, Inc., which will be held on May 20, 1999 at the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas, 77056, at 10:30 a.m.

         At this meeting you are being asked to elect five Class II directors to serve for three years.

         Please read the proxy statement, which describes the nominees for the Board of Directors and presents additional important information. When you have finished reading the statement, please promptly mark, sign, and return your proxy card in the enclosed envelope to ensure that your shares will be represented.

         We hope that many of you will be able to attend the meeting in person. I look forward to seeing you there.


                                          Sincerely yours,



                                          FRED M. FERREIRA
                                          Chairman of the Board, Chief Executive
                                          Officer  and President

                            COMFORT SYSTEMS USA, INC.
                        777 POST OAK BOULEVARD, SUITE 500
                              HOUSTON, TEXAS 77056


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 20, 1999


     Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Meeting") of Comfort Systems USA, Inc. (the "Company") will be held at the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas, 77056, at 10:30 a.m., on Thursday, May 20, 1999 for the following purposes:

     1. To elect five Class II directors to serve until the 2002 Annual Meeting of Stockholders.

     2. To transact any other business that may properly come before the meeting.

     Stockholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the Meeting. A list of stockholders entitled to vote at the Meeting will be open to examination by stockholders at the Meeting and during normal business hours from May 7, 1999 to the date of the Meeting at the executive offices of the Company located at 777 Post Oak Boulevard, Suite 500, Houston, Texas 77056.

     If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.


                                          By Order of the Board of Directors



                                          WILLIAM GEORGE
                                          Senior Vice President, General Counsel
                                            and Secretary


April 27, 1999


         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS
       POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                            COMFORT SYSTEMS USA, INC.
                        ---------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999
                       ----------------------------------

                                 PROXY STATEMENT


     The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1998 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on the same date as the date of the Notice of Annual Meeting of Stockholders.

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Comfort Systems USA, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas, 77056, at 10:30 a.m. on Thursday, May 20, 1999, or at any adjournment thereof. A proxy may be revoked by a stockholder at any time before it is voted by (i) returning to the Company another properly signed proxy bearing a later date, (ii) delivering a written revocation to the Secretary of the Company or (iii) attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting by the person named in the proxy for the proposals set forth below.

     The expense of soliciting proxies will be paid by the Company. Officers and regular employees of the Company (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

     The holders of record of shares of the common stock, $.01 par value per share (the "Common Stock"), and of the restricted voting common stock, $.01 par value per share (the "Restricted Common Stock"), of the Company at the close of business on March 31, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Meeting. As of the Record Date, the Company had issued and outstanding 36,062,031 shares of Common Stock and 2,436,188 shares of Restricted Common Stock, for a total of 38,498,219 shares outstanding. Each share of Common Stock is entitled to one vote on each matter before the Meeting. Each share of Restricted Common Stock is entitled to .55 of one vote on most matters submitted to stockholders; however, holders of Restricted Common Stock are not eligible to vote for directors other than one Class III director, whose term does not expire until the year 2000.

     Consistent with Delaware state law and the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by two persons appointed by the Company to act as election inspectors for the meeting. In the absence of contrary instructions, the persons named as proxies will vote FOR all nominees listed in Proposal 1.

     With respect to Proposal 1, the five nominees for election as Class II directors receiving the greatest number of votes properly cast on behalf of holders of Common Stock for the election of directors at the Meeting will be elected. The election inspectors will count shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum.

                                PROPOSAL NUMBER 1

                         ELECTION OF CLASS II DIRECTORS

     The Board of Directors is divided into three classes, as nearly equal in number as possible, with each class serving a three-year term. At each Annual Meeting of Stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The Board of Directors is currently divided into two classes of five directors, and one class of six directors, with the term of each class expiring at the Annual Meeting of Stockholders in 1999, 2000 and 2001, respectively. All officers serve at the discretion of the Board of Directors.

     The five nominees for election as Class II directors are Thomas J. Beaty,
J. Gordon Beittenmiller, Larry Martin, Michael Nothum, Jr., and John C. Phillips (collectively the "Nominees"). The Nominees presently serve as the five directors designated as Class II directors and their current terms expire at the Meeting. The enclosed proxy cannot be voted for more than five persons.

     If elected, each nominee would serve for a term of three years expiring at the 2002 Annual Meeting of Stockholders, and until his respective successor was elected and qualified to serve. It is expected that all of the Nominees will be able to serve, but if any Nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

                                    NOMINEES

     Set forth below is certain information concerning each of the Nominees:

THOMAS J. BEATY,  45
Director

     Thomas J. Beaty is a Class II director of the Company. He founded and has served as President of Accurate Air Systems, L.P., a Texas limited partnership which is an entity wholly owned by subsidiaries of the Company, since 1980.

J. GORDON BEITTENMILLER, 40
Director, Chief Financial Officer and Executive Vice President

     J. Gordon Beittenmiller has served as Executive Vice President of the Company since May 1998 and as Chief Financial Officer and a director since February 1997, was a Senior Vice President from February 1997 to May 1998, and is a Class II director. From 1994 to February 1997, Mr. Beittenmiller was Corporate Controller of Keystone International, Inc. ("Keystone"), a publicly-traded manufacturer of industrial valves and actuators, and served Keystone in other financial positions from 1991 to 1994. From 1987 to 1991, he was Vice President-Finance of Critical Industries, Inc., a publicly-traded manufacturer and distributor of specialized safety equipment. From 1982 to 1987, he held various positions with Arthur Andersen LLP. Mr. Beittenmiller is a certified public accountant.

LARRY MARTIN, 57
Director

     Larry Martin is a Class II director of the Company. Mr. Martin, a co-founder of Sanifill, Inc., an environmental service provider ("Sanifill"), served as its Vice Chairman from March 1992 through August 1996. From July 1991 to February 1992, he was President of Sanifill and from October 1989 to July 1991, he served as its President and Co-Chief Executive Officer. Prior to that time, Mr. Martin served in various positions in the environmental services and contracting industries. Mr. Martin is a private investor and is the founder of Frontier Waste Services, Inc., an environmental services company.

MICHAEL NOTHUM, JR., 44
Director, Chief Operating Officer and Executive Vice President

     Michael Nothum, Jr. is a Class II director of the Company and became its Chief Operating Officer in January 1998 and an Executive Vice President in May 1998. He was employed by Tri-City Mechanical, Inc., an Arizona corporation which is a wholly owned subsidiary of the Company, since 1979, serving as President from 1992 to December 1997.

JOHN C. PHILLIPS,  57
Director

     John C. Phillips is a Class II director of the Company. He co-founded Contract Service, Inc., a Utah corporation which is a wholly owned subsidiary of the Company, in 1969, serving as President and General Manager since 1969. Mr. Phillips was President of the Utah Heating and Air Conditioning Contractors Association from 1981 to 1982 and is currently a director of that association.

                                 OTHER DIRECTORS

     Following is certain information concerning each of the other persons who currently serve as directors. Messrs. Ferreira, Atlas, Cook, Klapperich, Mercadante, and Shambaugh serve as Class I directors whose terms expire in 2001 and Messrs. Giardenelli, Giardina, Harter, Lawrence and Powers serve as Class III directors whose terms expire in 2000.

FRED M. FERREIRA, 56
Chairman of the Board, Chief Executive Officer and President

     Fred M. Ferreira has served as Chairman of the Board, Chief Executive Officer and President of the Company since January 1997 and is a Class I director. Mr. Ferreira was responsible for introducing the consolidation opportunity in the commercial and industrial HVAC industry to Notre Capital Ventures II, L.L.C. ("Notre") and has been primarily responsible for the organization of the Company. From 1995 through 1996, Mr. Ferreira was a private investor. He served as Chief Operating Officer and a director of Allwaste, Inc., a publicly-traded environmental services company ("Allwaste"), from 1994 to 1995, and was President of Allwaste Environmental Services, Inc., the largest division of Allwaste, from 1991 to 1994. From 1989 to 1990, Mr. Ferreira served as President of Allied Waste Industries, Inc., an environmental services company. Prior to that time, Mr. Ferreira served as Vice President - Southern District, and in various other positions, with Waste Management, Inc., an environmental services company.

BRIAN S. ATLAS, 47
Director

     Brian S. Atlas has served as Regional Director of the Southern Region of the Company since August 1998 and is a Class I director of the Company. Since 1974, he has been employed by Atlas Air Conditioning Company L.P., a Texas limited partnership which is an entity wholly owned by subsidiaries of the Company, serving as its Chief Executive Officer since 1983.

ROBERT R. COOK,  44
Director

     Robert R. Cook is a Class I director of the Company. He founded and has served as President of Tech Heating and Air Conditioning, Inc., an Ohio corporation which is a wholly owned subsidiary of the Company, since 1979.

ALFRED J. GIARDENELLI , JR., 51
Director

     Alfred J. Giardenelli, Jr. is a Class III director of the Company. He has been the President of Eastern Heating & Cooling, Inc., a New York corporation which is a wholly owned subsidiary of the Company, since 1982.

SALVATORE P. GIARDINA, 49
Director

     Salvatore P. Giardina is a Class III director of the Company. He has been the Treasurer of F & G Mechanical Corporation, a Delaware corporation which is a wholly owned subsidiary of the Company, and its predecessor in interest, a New Jersey corporation having the same name, since 1976.

STEVEN S. HARTER, 36
Director

     Steven S. Harter has been a director of the Company since December 1996 and is the director (Class III) elected by the holders of the Restricted Common Stock. Mr. Harter is President of Notre Capital Ventures III, LLC ("Notre"), a consolidator of highly fragmented industries. Prior to becoming President of Notre, Mr. Harter was President of Notre Capital Ventures II, LLC from August 1995 to March 1999, and Senior Vice President of Notre Capital Ventures, Ltd. from June 1993 through July 1995. From April 1989 to June 1993, Mr. Harter was Director of Mergers and Acquisitions for Allwaste. From May 1984 to April 1989, Mr. Harter was a certified public accountant with Arthur Anderson LLP. Mr. Harter also serves as a director of Coach USA, Inc. and Metals USA, Inc.

CHARLES W. KLAPPERICH, 52
Director

     Charles W. Klapperich has served as Regional Director of the Mountain Region of the Company since August 1998 and is a Class I director of the Company. He founded and has served as President of Western Building Services, Inc., a Colorado corporation which is a wholly owned subsidiary of the Company, since 1980.

SAMUEL M. LAWRENCE III,  47
Director

     Samuel M. Lawrence III is a Class III director of the Company. He has been employed by S. M. Lawrence Company, Inc., a Tennessee corporation which is a wholly owned subsidiary of the Company, since 1977, serving as its Chairman and Chief Executive Officer since 1992.

JOHN MERCADANTE, JR., 54
Director

     John Mercadante, Jr. is a Class I director of the Company. Mr. Mercadante co-founded Leisure Time Tours, Inc. in 1970 and was President of Cape Transit Corp., both of which are motor coach companies that were acquired by Coach USA, Inc. ("Coach") at the time of Coach's initial public offering in May 1996. Mr. Mercadante has served as President, Chief Operating Officer and a director of Coach since its initial public offering.

ROBERT J. POWERS,  59
Director

     Robert J. Powers is a Class III director of the Company. He has been employed by Quality Air Heating & Cooling, Inc., a Michigan corporation which is a wholly owned subsidiary of the Company, since 1977, serving as its President since 1988.

MARK P. SHAMBAUGH, 45
Director

     Mark P. Shambaugh, P.E. is a Class I director of the Company. He has been employed by Shambaugh & Son, Inc., an Indiana corporation which is a wholly owned subsidiary of the Company, since 1976, serving as its Chief Executive Officer since 1989. Mr. Shambaugh is also a member of the Board of Directors of the Design-Build Institute of America.

                        BOARD OF DIRECTORS AND COMMITTEES

     During the year ended December 31, 1998, the Board of Directors of the Company held five meetings. Each director except for Mr. Powers attended at least 75% of the meetings of the Board and the Board Committees of which he is a member which took place during his term of office.

     The Board of Directors has established an Audit Committee, a Compensation Committee, an Acquisitions Committee, a Small Acquisitions Committee and an Executive Committee. The members of the Audit Committee and the Compensation Committee are Messrs. Harter, Mercadante and Martin. The members of the Acquisition Committee are Messrs. Ferreira, Atlas, Beittenmiller, Harter and Lawrence, and the members of the Small Acquisitions Committee are Messrs. Ferreira, Atlas, and Harter. The Members of the Executive Committee are Messrs. Ferreira, Beittenmiller, Powers, Mercadante and Nothum. None of the Audit or Compensation Committee members is an executive officer or employee of the Company, nor have any been such at any time while serving on those committees. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

     The Audit Committee, which held four meetings during 1998, reviews with management and the independent public accountants the Company's annual financial statements, the scope of the audit, any comments made by the independent public accountants and such other matters as the Audit Committee deems appropriate. In addition, the Audit Committee reviews the performance and retention of the Company's independent auditors and reviews with management such matters relating to compliance with corporate policies as the Audit Committee deems appropriate.

     The Compensation Committee, which held four meetings during 1998, administers the Company's stock option and stock purchase plans and recommends to the Board of Directors the compensation of the Company's executive officers.

     The Executive Committee, which held one meeting during 1998, has been established by the Board of Directors to have the authority, responsibilities and powers of the Board, whenever the Board shall not be at meeting, except that the Executive Committee does not have the authority to (i) amend or repeal any action of the Board of Directors which by its terms are not subject to repeal by the Executive Committee, (ii) amend the Bylaws of the Company, (iii) amend the Certificate of Incorporation of the Company, (iv) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's stock, property or assets, (v) dissolve or recommend the dissolution of the Company,
(vi) fill a vacancy on the Board of Directors or any committee thereof, (vii) remove any officer of the Company, or (viii) take any action which may not be delegated by the Board of Directors pursuant to the General Corporation Law of the State of Delaware.

     The Acquisitions Committee, which held one meeting during 1998, is empowered by the Board to approve acquisitions in which the consideration to be paid by the Company does not exceed $20 million and to authorize the issuance of stock, options, debt and other consideration and take any other action as the Acquisitions Committee may deem necessary in connection with such acquisitions.

     The Small Acquisitions Committee, which held no formal meetings during 1998, is empowered by the Board to approve acquisitions in which the consideration to be paid by the Company does not exceed $10 million and to authorize the issuance of stock, options, debt and other consideration and take any other action as the Small Acquisitions Committee may deem necessary in connection with such acquisitions.

                              DIRECTOR COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

     In addition, the Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in March 1997, provides for (i) the automatic grant to each non-employee director serving at the consummation of the Company's initial public offering (which closed in July 1997) of an option to purchase 10,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. A total of 250,000 shares of Common Stock are available for awards under the Directors' Plan.

     Each director who was in office at the time of the initial public offering has also been indemnified by the Company as more particularly described in the section which follows entitled "COMPENSATION OF EXECUTIVE OFFICERS."

     The five nominees for election as Class II directors receiving the greatest number of votes properly cast on behalf of holders of Common Stock for the election of directors at the Meeting will be elected. The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned (and not revoked) in favor of the election as a Class I director of each of the nominees named below, unless authority to vote for the election of any of such nominees is withheld by marking the proxy to that effect. The election inspectors will count shares of Common Stock represented by proxies that withhold authority to vote for one or more nominees for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but withholding authority to vote for one or more nominees will not have any effect on the outcome of voting on this proposal.


      THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE NOMINEES DESCRIBED
                             IN PROPOSAL NUMBER 1.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock and Restricted Common Stock as of March 31, 1999 (i) individually by the Chief Executive Officer, each of the four other most highly paid executive officers of the Company in 1998 as named in the Summary Compensation Table (the "Named Executive Officers") and all executive officers and directors of the Company and (ii) by all executive officers and directors of the Company as a group. The following table also sets forth certain information with respect to the beneficial ownership of shares of Common Stock as reported on schedules filed with the Securities and Exchange Commission ("SEC") and includes each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock or Restricted Common Stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

                                                 RESTRICTED COMMON
                                                    STOCK SHARES           COMMON STOCK
                                                    BENEFICIALLY         SHARES BENEFICIALLY
                                                       OWNED                   OWNED
                                                ---------------------    ---------------------
NAME+                                             NUMBER     PERCENT      NUMBER      PERCENT
-----                                           ---------   ---------    ---------   ---------
Steven S. Harter (2) ........................     956,218        40.0%      20,000         * %
Mark P. Shambaugh ...........................                            1,488,500         4.1
Robert J. Powers (3) ........................                            1,252,000         3.5
Salvatore P. Giardina .......................                              714,514         2.0
Robert R. Cook ..............................                              651,000         1.8
Michael Nothum, Jr. (4) .....................                              618,194         1.7
Brian S. Atlas (5) ..........................                              609,100         1.7
Fred M. Ferreira (6) ........................                              444,620         1.2
Thomas J. Beaty .............................                              428,857         1.2
John C. Phillips (7) ........................                              405,556         1.1
Gary E. Hess (8) ............................                              307,788           *
Alfred J. Giardenelli, Jr ...................                              304,216           *
Samuel M. Lawrence III ......................                              287,000           *
Charles W. Klapperich .......................                              206,407           *
J. Gordon Beittenmiller (9) .................                              127,000           *
Reagan S. Busbee (9) ........................                              123,500           *
William George III (10) .....................                               70,520           *
Larry Martin (11) ...........................                               48,692           *
John Mercadante, Jr. (11) ...................                               32,692           *

All executive officers and directors
     as a group (19 persons) ................     956,218        40.0%   8,140,156        22.5%


T. Rowe Price Associates, Inc. (12) .........                            2,672,300         7.4%
P.O. Box 17218
Baltimore, MD 21297-7218

Dresdner RCM Global Investors LLC ...........                            2,268,898         6.3%
Dresdner RCM Global Investors US Holdings LLC
Four Embarcadero Center
San Francisco, CA 94111

Dresdner Bank AG ............................                            2,281,398         6.3%
Four Embarcadero Center
San Francisco, CA 94111

-------------
+ Except as noted, the address of each of the persons listed is c/o the Company, 777 Post Oak Boulevard, Suite 500, Houston, Texas 77056.

*    Less than 1%.
(1) Shares shown do not include shares that could be acquired upon exercise of options which do not vest within 60 days.
(2) Includes 827,034 shares of Restricted Common Stock held in a partnership as to which Mr. Harter is a general partner, 129,184 shares of Restricted Common Stock held in a trust for Mr. Harter's minor children as to which he disclaims beneficial ownership and 15,000 shares of Common Stock issuable upon exercise of options granted under the Directors' Plan.
(3) Includes 210,000 shares held by the Powers Family Foundation, a charitable entity, as to which he disclaims beneficial ownership.
(4) Includes an aggregate of 20,694 shares which are held in irrevocable trusts for Mr. Nothum's minor children and of which he is trustee.
(5) Represents 510,100 directly owned and 99,000 held in a trust for Mr. Atlas' minor children as to which he disclaims beneficial ownership.
(6) Represents 404,620 shares directly owned and 40,000 shares issuable upon exercise of currently exercisable options granted under the Company's 1997 Long Term Incentive Plan.
(7)  Includes 403,305 shares held by trust.
(8) Represents shares held by a corporation of which Mr. Hess owns a majority of the outstanding capital stock.
(9) Includes 20,000 shares issuable upon exercise of currently exercisable options granted under the Company's 1997 Long Term Incentive Plan.
(10) Includes 15,000 shares issuable upon exercise of currently exercisable options granted under the Company's 1997 Long Term Incentive Plan.
(11) Includes 15,000 shares of Common Stock issuable upon exercise of options granted under the Directors' Plan.
(12) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth information with respect to compensation paid to or accrued on behalf of the Named Executive Officers in 1998 and for that portion of 1997 beginning on June 27, 1997, when the Company became a publicly held company, unless otherwise noted. All of the Named Executive Officers have been granted stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                                   ALL OTHER
                                                   ANNUAL COMPENSATION  LONG TERM COMPENSATION   COMPENSATION(2)
                                                   -------------------  ----------------------   ---------------
                                                                               AWARDS
             NAME AND                                                    SECURITIES UNDERLYING
          PRINCIPAL POSITION                YEAR    SALARY    OTHER(1)         OPTIONS
          ------------------                ----   --------   --------  ----------------------   ---------------
Fred M. Ferreira ........................   1998   $150,000       --                   200,000              --
Chairman of the Board, ..................   1997   $ 76,154       --                   200,000              --
   Chief Executive Officer and President

Michael Nothum, Jr ......................   1998   $190,000   $  9,000                  60,000   $         4,961
Executive Vice President, ...............   1997   $ 76,154   $  4,500                  25,000   $           900
   Chief Operating Officer and Director

J. Gordon Beittenmiller .................   1998   $150,000       --                   100,000              --
Executive Vice President, Chief Financial   1997   $ 76,154       --                   100,000              --
   Officer, Treasurer and Director

William George, III .....................   1998   $150,000       --                    75,000                 _
Senior Vice President and General Counsel   1997   $ 76,154   $ 31,000                  75,000              --

Reagan S. Busbee ........................   1998   $125,000       --                   100,000              --
Senior Vice President ...................   1997   $ 63,462       --                   100,000              --

-----------------------

1 Reflects an automobile allowance of $750 per month for Mr. Nothum for each of 1997 and 1998 and partial reimbursement of moving expenses for Mr. George in 1997.

2    Reflects matching contributions under a 401(k) plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the grant of stock options during the last fiscal year to each of the Named Executive Officers. No stock appreciation rights were granted during the last fiscal year.

                          NUMBER OF     PERCENT OF
                          SECURITIES   TOTAL OPTIONS                           POTENTIAL REALIZABLE VALUE
                          UNDERLYING    GRANTED TO                             AT ASSUMED ANNUAL RATES OF
                          OPTIONS      EMPLOYEES IN     EXERCISE   EXPIRATION  STOCK PRICE APPRECIATION FOR
         NAME             GRANTED(1)    FISCAL YEAR      PRICE       DATE             OPTION TERM(2)
         ----             ----------   -------------    --------   ----------  ----------------------------
                                                                                     5%           10%
                                                                                -----------   -----------
Fred M. Ferreira ......         --                          --           --            --            --
Michael Nothum, Jr ....       35,000             2.4%   $  18.25     01/08/05   $   199,850   $   469,700
J. Gordon Beittenmiller         --                          --           --            --            --
Reagan S. Busbee ......         --                          --           --            --            --
William George, III ...         --                          --           --            --            --

-----------------------
1 These stock options, which were granted pursuant to the Company's 1997 Long Term Incentive Plan, were granted at the fair market value of the underlying option shares on the date of grant. Each of the foregoing options has an exercise price equal to the stock price on the date of grant. These options will vest at the rate of 20% per year, commencing on the first anniversary of the date of grant, and will expire at the earliest of seven years from the date of grant or three months following termination of employment. In the event of a change in control of the Company, these options would become exercisable in full. Stock options reported consist of non-qualified stock options.
2 The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes and are not intended to forecast future financial performance or possible future appreciation in the price of the Company's common shares.


                      OPTION EXERCISES IN LAST FISCAL YEAR

     The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers during the last fiscal year. There were no option exercises by Named Executive Officers during 1998.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                   ---------------------------   ---------------------------
   NAME                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
   ----                            -----------   -------------   -----------   -------------
Fred M. Ferreira ...............        40,000         160,000   $   195,000   $     975,000
Michael Nothum, Jr .............        12,000          48,000        24,375          97,500
J. Gordon Beittenmiller ........        20,000          80,000        97,500         487,500
Reagan S. Busbee ...............        20,000          80,000        97,500         487,500
William George, III ............        15,000          60,000        73,125         365,625

-------------------
1 These numbers are based upon the fair market value of one share of the Company's Common Stock on December 31, 1998 ($17.875), less the exercise price of in-the-money options at the end of 1998.

                EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE;
                       CHANGE OF CONTROL; INDEMNIFICATION

     During 1998, the Company's five most highly compensated executive officers were Messrs. Ferreira, Nothum, Beittenmiller, George, and Busbee.

     On June 27, 1997, each of Messrs. Ferreira, Beittenmiller, George and Busbee entered into an employment agreement with the Company providing for an annual base salary of $150,000, except for Mr. Busbee, whose annual base salary is $125,000. Each employment agreement is for a term of three years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The agreement provides that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive from the Company an amount equal to the greater of salary for the remaining term or one year's salary, payable in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the employment agreement) during the initial three-year term, if the employee is not given at least five days' notice, of the successor's intent to continue the employee's employment after such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. The non-competition provisions of the employment agreement do not apply to a termination without such notice. In the event the employee is given at least five days' notice of the successor's intent to continue the employee's employment after such change in control, the employee may elect to terminate his employment and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during such initial term. In such event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

     On June 27, 1997, Mr. Nothum entered into an employment agreement with Tri-City Mechanical providing for an annual base salary of $150,000. His employment agreement is for a term of five years, and unless terminated or not renewed by Tri-City Mechanical or nor renewed by him, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The agreement provides that, in the event of a termination of employment by Tri-City Mechanical without cause during the first three years of the employment term (the "Initial Term"), Mr. Nothum will be entitled to receive from Tri-City Mechanical an amount equal to his then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment with cause during the final two years of the initial five-year term of the employment agreement, Mr. Nothum will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. Mr. Nothum's employment agreement also contains change of control and competition provisions identical to those described for the other Named Executive Officers listed above.

     Each executive officer and director of the Company who was in office at the time of the initial public offering has entered into an Indemnification Agreement with the Company whereby the Company indemnifies each against actions taken in good faith on behalf of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock benefit plans, makes the following report on executive compensation during 1998:

                  The Company was founded by entrepreneurs who pooled their talents and resources to form the Company. The Company's executive compensation philosophy is to rely principally on enterprise value as the primary motivating factor for executive performance.

                  Compensation for executive officers in 1998 consisted of two components: annual salary and stock-based incentives. Substantially all current executive officers have employment agreements that establish a minimum annual salary. Salaries were initially set at what the Company believes are relatively modest levels for companies of similar revenues and market capitalization. The salary scale was set at the time of the initial public offering and reflects the fact that each of the founding executive officers was a stockholder of the Company. For several of the founding executive officers, the new salary level represented a significant reduction from the compensation they received. This entrepreneurial philosophy established the annual salary scale and salaries for executive officers who have joined the Company since the time of the initial public offering have been fit into that structure, depending on the individual's responsibilities within the Company. At the time of the initial public offering the Company's executive officers were also given stock options.

                  At the commencement of 1998, Mr. Nothum's salary was increased to its 1998 level and he was awarded options concurrent with his becoming an executive officer. No bonuses have been awarded to any executive officers of the Company since the public offering in June 1997.

                                                 Submitted by the
                                                 COMPENSATION COMMITTEE

                                                 John Mercadante, Jr., CHAIRMAN
                                                 Larry Martin
                                                 Steven S. Harter

                             STOCK PERFORMANCE GRAPH

     The following stock price performance graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite 500 Index and of a peer group consisting of the companies in the Russell 2000, from June 27, 1997, the date of the Company's initial public offering, through December 31, 1998, assuming a $100 initial investment in each case.



                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                                    CUMULATIVE TOTAL RETURN
                                 ------------------------------------------------------------------------------------
                                 6/27/97    6/30/97    9/30/97   12/31/97    3/31/98    6/30/98    9/30/98   12/31/98
                                --------   --------   --------   --------   --------   --------   --------   --------
Comfort Systems USA, Inc. FIX     100.00     120.19     147.12     151.92     166.35     179.81     154.81     137.50
S & P 500 ...................     100.00      99.75     107.23     110.30     125.69     129.84     116.92     141.82
RUSSELL 2000 ................     100.00     100.69     115.67     111.80     123.03     119.58      95.49     111.06

NOTE: Performance is reported monthly, assumes $100 invested on June 27, 1997, and includes reinvestment of dividends through the end of fiscal year 1998. The stock price performance on the graph above is not necessarily indicative of future price performance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Harter, Mercadante and Martin, none of whom is or was an executive officer or employee of the Company during 1997 or 1998, other than Mr. Harter who served as President of the Company for the first six days of January 1997 when the Company had no operations, served on the Compensation Committee during 1997 or 1998. Mr. Harter is a member of the compensation committee of the Board of Directors of Coach USA, Inc., and Mr.
Mercadante is an executive officer of that company.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     In reviewing the various reports filed with respect to beneficial ownership under Section 16(a), it was determined that Mr. Giardina's initial filing on Form 3 and Mr. Phillips year-end filing on Form 5 were not prepared and delivered in a timely manner.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                     LEASES OF REAL PROPERTY BY SUBSIDIARIES

     Atlas Air Conditioning Company, L.P., a Texas limited partnership which is successor-in-interest to Atlas Comfort Services USA, Inc., a Texas corporation ("Atlas"), leases its office space in Houston, Texas, as well as single family residences located in Austin, Texas; Phoenix, Arizona; and Antioch, Tennessee. These properties are owned by M & B Interest, Inc. ("M & B"), a corporation wholly owned by Mr. Brian S. Atlas, who is a director of the Company, and his brother, Mr. Michael Atlas. The real property in Houston consists of an office and warehouse facility recently constructed by M & B, which Atlas leases from M & B for a current rental of $204,000, increasing annually. The lease expires September 1, 2017 but has options to renew. The three single family residences are leased on a month-to-month basis, at an annual aggregate rental of $36,780. The Company believes that the rent for these properties does not exceed fair market value.

     Tri-City Mechanical has entered into an agreement with a limited liability corporation owned by Mr. Nothum, the Chief Operating Officer and a director of the Company, and his father to lease office, operations and warehouse facilities for a ten year term at annual rental of $530,100. Tri-City Mechanical provides liability insurance on the property and is responsible for any increase in real property taxes due to its improvement of the leased property. The lease will expire in April 2007. During construction of the new facility, and also during 1998 in connection with conversion of certain warehouse areas into office space, Tri-City Mechanical performed HVAC installation services at prices comparable to those charged to other customers. The Company believes that the rent for these properties does not and will not exceed fair market value.

     S.M. Lawrence Company, Inc., a Tennessee corporation ("Lawrence") leases its office space, warehouse and fabrication facility in Jackson, Tennessee from the father of Mr. Samuel M. Lawrence III, which is Lawrence's Chief Executive Officer and a director of the Company. The lease expired on December 31, 1998 and provides for an annual rental of $125,400 and the Company continues to lease the property on the same terms. Additionally, Lawrence provides liability insurance on the property and pays ad valorem taxes, utilities and maintenance costs. The Company believes that the rent for this property does not exceed fair market value.

     Accurate Air Systems, L.P., a Texas limited partnership which is successor-in-interest to Accurate Air Systems, Inc., a Texas corporation ("Accurate"), leased until March 31, 1999 two parcels of real property in Houston, Texas which until September 1, 1998 were owned by Mr. Beaty, who is a director of the Company. One of the leased premises was used by Accurate for office and warehouse space and provided for a 1998 annual rental of $38,000. The other leased premise was used by Accurate as a sheet metal shop under a lease that provided for a 1998 annual rental of $46,700. The leases required that Accurate pay all utility, taxes and insurance costs on both leased premises. When Mr. Beaty sold both parcels in September 1998 to a third party, Accurate continued to pay rent to the new owner at the 1998 rates until Accurate terminated both leases and moved to a new location in March 1999. The Company believes that the rent paid to Mr. Beaty in 1998 for both properties did not exceed fair market value.

     Eastern Heating & Cooling, Inc., a New York corporation ("Eastern"), leases its office and warehouse space in Albany, New York from 60 Loudonville Road Associates ("Loudonville"), a partnership of Mr. Alfred J. Giardenelli Jr., who is a director of the Company, and his brother. The lease provides for annual rental of $55,000 and payment by Eastern of maintenance, repairs, utilities, insurance costs and excess taxes on the leased premises. The Company believes that the rent for this property does not exceed the fair market value. The lease expires on December 31, 1999. Prior to expiration, however, Eastern intends to enter into a new lease with a third party, and Loudonville has indicated its willingness to release Eastern from its obligations under the current lease.

     Contract Service Inc., a Utah corporation ("CSI/Bonneville"), leases its offices and warehouse space in Salt Lake Valley, Utah from J & J Investments, a joint venture partly owned by Mr. Phillips, who is a director of the Company. This lease expires on February 28, 2002 and provides for an annual rental in 1997 of $120,720, increasing annually by 5%. CSI/Bonneville is responsible for ad valorem taxes, maintenance, insurance and third-party management costs related thereto. CSI/Bonneville has options to renew the lease for two additional five-year terms at a fair market value determined by an appraisal. On November 1, 1998, CSI/Bonneville leased from J & J Investments an additional 3300 square feet of space located on the adjacent property for an annual rental of $19,800. The Company believes that the rent for this property does not exceed fair market value.

     Tech Heating and Air Conditioning, Inc., an Ohio corporation ("Tech"), leases its office space in Solon, Ohio from Mr. Cook, who is a director of the Company. The lease expires on April 2, 2000, and provides for an annual rental of $84,000. Tech is responsible for its utility costs, 15% of common utility costs and 50% of the landlord's costs of servicing and maintaining the premises and providing comprehensive liability insurance for the leased premises. The Company believes that the rent for such property does not exceed fair market value.

     F&G Mechanical Corporation, a Delaware corporation ("F&G"), leases its office and warehouse space in Secaucus, New Jersey from Salpat Realty, Inc., a corporation which is owned in part by Mr. Giardina. The lease expires on December 31, 2002, and provides for an annual rental of $146,790. F&G is responsible for taxes, maintenance and insurance related thereto. The Company believes that the rent for such property does not exceed fair market value.

     Shambaugh & Son, Inc., an Indiana corporation ("Shambaugh"), leases its principal offices and warehouse space in Fort Wayne, Indiana from Mr. Shambaugh, who is a director of the Company. The lease expires on October 31, 2008, and provides for an annual rental of $660,000 with annual consumer price index increases. The Company also leases from Mr. Shambaugh two additional facilities in Fort Wayne, Indiana, and one additional facility in each of South Bend, Indiana and Lafayette, Indiana. The additional leases also expire on October 31, 2008 and provide for annual rentals of $130,000, $12,000, $43,500 and $26,500, respectively, with annual consumer price index increases. Shambaugh is responsible for taxes, maintenance and insurance related thereto. Shambaugh also leases from Shambaugh Private Carrier Corporation, an Indiana corporation owned by Mr. Shambaugh, semi-tractors at an annual rate of $84,000 per year. The Company believes that the rent for such properties does not exceed fair market value.

     The Company has adopted a policy that, whenever possible, it will not own any real estate. Accordingly, in connection with future acquisitions, the Company may require the distribution of real property owned by acquired companies to its stockholders and the leaseback of such property at fair market value.

                               OTHER TRANSACTIONS

     Prior to its purchase by the Company, F&G had advanced an aggregate of $5.6 million to Sorce Properties LLC, a corporation that is owned in part by Mr. Giardina. At the time of the acquisition of F&G, Sorce Properties LLC agreed that it would repay the debt within three years, and Mr. Giardina pledged to F&G 180,262 shares of Company common stock received in the transaction, as part of a pledge of an aggregate total of 360,524 shares of Company common stock to secure repayment of the indebtedness. A note bearing 6% interest evidences the underlying indebtedness, and the Company has agreed that it will only have recourse to the stock in the event that the debt is not paid. The pledge agreement further provides that the pledged shares may be released under certain circumstances if Mr. Giardina gives F&G an unlimited personal guarantee of the indebtedness.

     See the previous section entitled "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for other information required to be disclosed here.

                                 COMPANY POLICY

     Any future transactions with directors, officer, employees or affiliates of the Company or its subsidiaries are anticipated to be minimal and will be approved in advance by a majority of disinterested members of the Board of Directors.

                                  AUDIT MATTERS

     The Board of Directors selected the firm of Arthur Andersen LLP, certified public accountants, as auditors for the Company for the fiscal year ending December 31, 1998. A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted for consideration at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 1, 1999 in order to be considered for inclusion in the Company's proxy material for that meeting.

     The Company's Bylaws establish procedures, including advance notice procedures, with regard to the nomination other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before meetings of stockholders of the Company. In accordance with the Company's Bylaws, a proposal submitted for consideration at the 2000 Annual Meeting of Stockholders will be considered untimely if it has not been received by the Company at its principal executive offices by the close of business on the 60th day prior to the first anniversary of the Meeting. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

                                 OTHER BUSINESS

     The Board of Directors knows of no business to be brought before the Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable.


                   FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

     A copy of the Company's Annual Report to Stockholders, which includes the Company's Form 10-K filed with the SEC, accompanies this proxy statement.

                                                                 (FRONT OF CARD)
--------------------------------------------------------------------------------

                            COMFORT SYSTEMS USA, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

        SOLICITED BY THE BOARD OF DIRECTORS OF COMFORT SYSTEMS USA, INC.

The undersigned hereby appoints Fred M. Ferreira and William George III, and each of them individually, as proxies with full power of substitution, to vote, as designated on the reverse, all shares of Common Stock and Restricted Common Stock of Comfort Systems USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 20, 1999, or at any adjournment or postponement thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES) AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THIS PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. ANY EXECUTED PROXY WHICH DOES NOT DESIGNATE A VOTE SHALL BE DEEMED TO GRANT AUTHORITY FOR ANY ITEM NOT DESIGNATED.

                         (TO BE SIGNED ON REVERSE SIDE)

                                                                  (BACK OF CARD)


                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            COMFORT SYSTEMS USA, INC.

                                  MAY 20, 1999




                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------
[X]  PLEASE MARK YOUR VOTES
     AS IN THIS EXAMPLE.

PROPOSAL 1: ELECTION OF FIVE CLASS II DIRECTORS FOR TERMS EXPIRING IN 2002

[ ] FOR all nominees listed at right                     THOMAS J. BEATY
    (except as marked to the contrary below)*            J. GORDON BEITTENMILLER
                                                         LARRY MARTIN
[ ] WITHHOLD AUTHORITY for all nominees listed at right  MICHAEL NOTHUM, JR.
                                                         JOHN C. PHILLIPS

* INSTRUCTION: To withhold authority to vote for one or more nominees, write the nominee's name on the line provided below:

                  -------------------------------------------

You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and the Annual Report of Comfort Systems USA, Inc. for the fiscal year ended December 31, 1998 is hereby acknowledged.

Please check the following box if you plan to attend the annual meeting of stockholders in person.

PLEASE COMPLETE, SIGN, AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.


Signature: ________________________________________  Dated:_______________, 1999

NOTE:Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees and similar persons should give their full titles.